UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 22, 2016
(Date of earliest event reported)
Qorvo, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36801	46-5288992
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road, Greensboro, North Carolina 27409-9421
(Address of principal executive offices)
(Zip Code)

(336) 664-1233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2016, Qorvo, Inc. (the “Company”) announced the election of Susan L. Spradley to the Board of Directors of the Company (the “Board”), effective January 1, 2017. Ms. Spradley will serve until the Company’s 2017 annual meeting of stockholders and until her successor is duly elected and qualified, or until her earlier death, resignation or removal. Ms. Spradley has also been concurrently appointed to the Governance and Nominating Committee of the Board.

In connection with her election as a non-employee director, Ms. Spradley will receive a pro rata portion of the $80,000 annual retainer for service as a director for the remaining portion of the current term of the Company’s directors. Also, Ms. Spradley will receive an award equivalent to a pro rata portion of the annual $190,000 of restricted stock units (“RSUs”) that the Company provides to its non-employee directors. These RSUs will fully vest on the date of the Company’s first annual meeting of stockholders following the grant and are subject to accelerated vesting in certain circumstances.

In addition, it is expected that Ms. Spradley will enter into the Company’s standard form of indemnification agreement. The form of indemnification agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, as filed with the Securities and Exchange Commission on January 5, 2015, and is incorporated herein by reference.

There are no arrangements or understandings between Ms. Spradley and any other persons pursuant to which she was elected as a member of the Board. Ms. Spradley has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01.    Other Events.

On December 22, 2016, the Company issued a press release announcing Ms. Spradley’s election to the Board. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.         Description

99.1            Press Release, dated December 22, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Qorvo, Inc.

By:/s/ Mark J. Murphy
Mark J. Murphy
Chief Financial Officer

Date: December 22, 2016

EXHIBIT INDEX

Exhibit No.         Description

99.1            Press Release, dated December 22, 2016